UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
September 7, 2007
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49616	88-0488686

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Road, Suite 17, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 99.1

Item 1.01 Entry into Material Definitive Agreement.
     On September 7, 2007, Halozyme, Inc., a subsidiary of Halozyme Therapeutics, Inc. (“Halozyme”), Baxter Healthcare Corporation (“BHC”) and Baxter Healthcare S.A. (“BHSA” and along with BHC, collectively, “Baxter”) entered into an Enhanze Technology License and Collaboration Agreement (the “License”).
     Under the terms of the License, Baxter will obtain a worldwide, exclusive license to develop and commercialize product combinations of rHuPH20, Halozyme’s proprietary recombinant human hyaluronidase, with a current Baxter product, Gammagard Liquid™. Baxter made an initial upfront payment to Halozyme of $10 million and, pending successful completion of a series of regulatory and sales milestones, Baxter may make further milestone payments totaling $37 million to Halozyme. In addition, Baxter will pay royalties on the sales, if any, of the products that result from the collaboration. The License is applicable to both kit and co-formulation combinations. Baxter will assume all development, manufacturing, clinical, regulatory, sales and marketing costs under the License, while Halozyme will be responsible for the supply of the rHuPH20 enzyme. In addition, Baxter has certain product development and commercialization obligations in major markets identified in the License.
     The preceding description of the License is a summary of the material terms of that agreement and does not purport to be complete and is qualified in its entirety by the copy of such agreement which is filed as Exhibit 99.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1*	Enhanze Technology License and Collaboration Agreement, dated as of September 7, 2007 by and among Halozyme, Inc., Baxter Healthcare Corporation and Baxter Healthcare S.A.

*	Confidential treatment has been requested for certain portions of this exhibit. These portions have been omitted from this agreement and have been filed separately with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
September 12, 2007	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer